SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 9, 2010

ECO-TRADE CORP.
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9270 Two Notch Road, Suite 4
Columbia, SC 29223

Registrant's telephone number, including area code:  (803) 699-4940

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01	CHANGE IN CONTROL OF REGISTRANT

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGMENTS OF CERTAIN OFFICERS

On May 9, 2011, the Board of Directors of Eco-Trade Corp. (the “Company”) approved the amendment of the Certificate of Designation of the Series E Preferred Stock whereby the beneficial ownership limitations contained in the Series E Preferred Stock were terminated.  On May 10, 2011, SAGI Collateral Ltd. (“SAGI”)  submitted a conversion notice whereby it converted 50,000 shares of Series E Preferred Stock into 100,000,000 shares of common stock of the Company.  Following the conversion of the Series E Preferred Stock, SAGI holds approximately 98% of the issued and outstanding shares of common stock of the Company.

On May 9, 2011, Mr. Alexander Smirnov was appointed as a director of the Company.  Mr. Smirnov will serve as the Chairman of the Board of Directors.  There is no understanding or arrangement between Mr. Smirnov and any other person pursuant to which Mr. Smirnov was selected as a director of the Company.  Mr. Smirnov does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Since January 1, 2009, Mr. Smirnov  has not had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.   Mr. Smirnov is the principal owner of SAGI and, in turn is the indirect beneficial owner of all securities held by SAGI.

Mr. Smirnov contacts within the gas and oil business and the logistics business will be utilized by the Company to provide platform to oil and gas companies. From 2000 to 2006, Mr. Smirnov served as the President of Kidma Ltd., a private mineral and logistic operation, with assets in Russia.  From 2006 to present, Mr. Smirnov has been a private business man focused on investing in various industries. Mr. Smirnov is fluent in Russian, English, Hebrew and Arabic.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description of Exhibit

3.1	Amendment No. 1 to the Series E Certificate of Designation

10.1	Director Agreement by and between Eco-Trade Corp. and Alexander Smirnov

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO-TRADE CORP.

By:	/s/ William Lieberman
Name:	William Lieberman
Title:	Acting President

Date:  May 10, 2011
Columbia, South Carolina